Exhibit 10.5

THE FULTON COUNTY NATIONAL BANK AND TRUST COMPANY

MCCONNELLSBURG, PA

SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is made this 23rd day of December, 1996 by and between The Fulton County National Bank and Trust Company, McConnellsburg, Pennsylvania (“Company”), and Alice G. Clark (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

The Executive and the Company agree as follows:

Article 1

Definitions

1.1     Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1     “Change of Control” means the transfer of 51% or more of the Company’s outstanding voting common stock followed within twelve (12) months by replacement of fifty percent (50%) or more of the members of the Company’s Board of Directors (for reasons other than death or disability).

1.1.2        “Code” means the Internal Revenue Code of 1986, as amended.

1.1.3     “Company” means The Fulton County National Bank and Trust Company, a national banking association located in McConnellsburg, Pennsylvania.

1.1.4     “Early Termination Date” means the date the Executive has terminated employment prior to attaining Normal Retirement Age.

1.1.5     “Normal Retirement Age” means the Executive’s 65th birthday.

1.1.6     “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment

1.1.7     “Termination of Employment” means the Executive’s ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.

1.1.8     “Plan Year” means each twelve-month period from the effective date of this Agreement.

Article 2

Retirement Benefits

2.1     Normal Retirement Benefit. If the Executive terminates employment on or after the Normal Retirement Date for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1.

2.1.1     Amount of Benefit. The annual benefit under this Section 2.1 is $24,000.  If the Executive works past Normal Retirement Age, this amount shall be increased each month by ..67% from the Executive’s Normal Retirement Age to the Executive’s Normal Retirement Date.

2.1.2     Payment of Benefit. The Company shall pay the annual benefit in 12 equal monthly installments payable to the Executive on the first day of each month commencing with the month following the Executive’s Normal Retirement Date and continuing for 179 additional months.

2.2     Early Termination Benefit. If the Executive terminates employment before the Normal Retirement Date, and for reasons other than death or following a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.2.

2.2.1     Amount of Benefit. The annual benefit under Section 2.2 as set forth under Schedule A is the future value of the current year liability amount, in which Early Termination occurs, using an 8.5% discount rate compounded monthly, and payable as set forth in Section 2.2.2 herein.  The annual benefit shall be 0% vested prior to age 55.

2.2.2     Payment of Benefit. The Company shall pay the annual benefit in 12 equal monthly installments payable to the Executive on the first day of each month commencing with the month following the Executive’s Normal Retirement Date and continuing for 179 additional months

2.3  Change of Control Benefit. If Executive is in active service of the Company at the time of a Change of Control, the Executive shall be entitled to the benefit under this Section 2.3 whether or not Termination of Employment occurs.

2.3.1        Amount of Benefit.  The annual benefit under Section 2.3 is the Normal Retirement Benefit that would have been paid to the Executive under Section 2.1 calculated as if the date of the Executives Termination of Employment were the Normal Retirement Date.

2.3.2        Payment of Benefit.  The Company shall pay the annual benefit in 12 equal monthly installments payable to the Executive on the first day of each month commencing with the month following the Executive’s Termination of Employment and continuing for 179 additional months.

Article 3

Survivor Benefits

3.1     Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.

3.1.1     Amount of Benefit. The benefit under Section 3.1 is the lifetime benefit that would have been paid to the Executive under Section 2.1 calculated as if the date of the Executive’s death were the Normal Retirement Date.

3.1.2     Payment of Benefit. The Company shall pay the annual benefit in 12 equal monthly installments payable to the Beneficiary on the first day of each month commencing with the month following the Executive’s death and continuing for 179 additional months.

3.2     Death During Benefit Period.  If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3     Death Following Active Service Before Benefits Commence.  If the Executive is entitled to benefit payments under this Agreement, but dies prior to receiving said benefit payments, the Company shall pay the Executive’s beneficiary the benefit described in this Section 3.3.

3.3.1     Amount of Benefit. The benefit under Section 3.3 is the vested benefit that would have been paid to the Executive pursuant to Schedule A.

3.3.2     Payment of Benefit. The Company shall pay the annual benefit in 12 equal monthly installments payable to the Beneficiary on the first day of each month commencing with the month following the Executive’s death and continuing for 179 additional months.

3.4     Death After Change of Control.    If Executive dies following a Change of Control, provided Executive was in active service at the time of the Change of Control, the Company shall pay the Executive’s beneficiary the benefit described in this Section 3.4.

3.4.1     Amount of Benefit. The benefit under Section 3.4 is the lifetime benefit that would have been paid to the Executive under Section 2.1 calculated as if the date of the Executive’s death were the Normal Retirement Date.

3.4.2     Payment of Benefit. The Company shall pay the benefit to the Beneficiary on the first day of each month commencing with the month following the Executive’s death and continuing for 179 additional months.

Article 4

Beneficiaries

4.1     Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any, and if none, to the Executive’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, the Executive’s estate.

4.2     Facility of Payment. If a benefit is payable to a minor,to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

5.1     Excess Parachute Payment. To the extent the benefit would be an excess parachute payment under Section 280G of the Code.

5.2     Termination for Cause. If the Company terminates the Executive’s employment for:

5.2.1     Gross negligence or gross neglect of duties;

5.2.2     Commission of a felony or of a gross misdemeanor involving moral turpitude; or

5.2.3     Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.

5.3     Competition After Termination of Employment. No benefits shall be payable, except for benefits paid due to a Change of Control, if the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 25 mile radius) of the business of the Company which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of termination of the Executive’s employment or his retirement.

5.4     Suicide. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

Article 6

Claims and Review Procedures

6.1     Claims Procedure. The Company shall notify the Executive or the Executive’s beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement.  If the Company determines that the Executive or the Executive’s beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Executive or the Executive’s beneficiary wishes to have the claim reviewed.  If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Executive or the Executive’s beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

6.2     Review Procedure. If the Executive or the Executive’s beneficiary is determined by the Company not to be eligible for benefits, or if the Executive or the Executive’s beneficiary believes that he or she is entitled to greater or different benefits, the Executive or the Executive’s beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Executive or the Executive’s beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Executive or the Executive’s  beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Executive or the Executive’s  beneficiary (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Executive or the Executive’s beneficiary of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Executive or the Executive’s  beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Executive or the Executive’s  beneficiary.

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

Article 8

Miscellaneous

8.1  Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2     No Guaranty of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3  Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4  Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5  Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Pennsylvania, except to the extent preempted by the laws of the United States of America.

8.6  Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.7  Recovery of Estate Taxes.  If the Executive’s gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive’s estate, then the Executive’s estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by Executive’s estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive’s gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary’s liability hereunder.

8.8 Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9 Administration.  The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

8.9.1       Interpreting the provisions of the Agreement:

8.9.2       Establishing and revising the method of accounting for the Agreement;

8.9.3       Maintaining a record of benefit payments; and

8.9.4       Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

IN WITNESS WHEREOF, The Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:	COMPANY:
The Fulton County National Bank and Trust Company

By
Alice G. Clark	Title

THOMAS H. BARD

SCHEDULE  A

	Early	Early
Plan	Termination	Termination
Year	Monthly Benefit	Annual Benefit

1-21	$0	$0
22	1,822	21,859
23	1,849	22,185
24	1,874	22,485
25	1,897	22,760
26	1,918	23,013
27	1,937	23,245
28	1,955	23,458
29	1,971	23,654
30	1,986	23,835
31	2,000	24,000

THE FULTON COUNTY BANK AND TRUST COMPANY

SALARY CONTINUATION AGREEMENT

BENEFICIARY DESIGNATION

I designate the following as beneficiary of any death benefits under The Fulton County National Bank and Trust Company Salary Continuation Agreement:

Primary:

Contingent:

Note:  To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company.  I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Signature

Date

Accepted by the Company this day of , .

By

Title

FIRST AMENDMENT

TO THE

THE FULTON COUNTY NATIONAL BANK AND TRUST COMPANY

SALARY CONTINUATION AGREEMENT

DATED DECEMBER 23, 1996

FOR

ALICE G. CLARK

THIS AMENDMENT executed on this 4th day of August, 2000, by and between THE FULTON COUNTY NATIONAL BANK AND TRUST COMPANY, a national banking association, located in McConnellsburg, Pennsylvania (the “Company”) and ALICE G. CLARK (the “Executive”).

On December 23, 1996, the Company and the Executive executed THE FULTON COUNTY NATIONAL BANK AND TRUST COMPANY SALARY CONTINUATION AGREEMENT (the “Agreement”).

Pursuant to the power of amendment reserved by Article 7 of the Agreement, the undersigned hereby amends, in part, said Agreement to increase the Executive’s Normal Retirement Benefit from $24,000 (Twenty Four Thousand Dollars) per year to $46,000 (Forty Six Thousand Dollars) per year for 15 years; and to explain how the Early Termination Benefit is calculated.  This change will also increase the accruals in Schedule A attached to said Agreement.  Therefore, the following revisions shall be made:

Article 2.1.1 of the Agreement shall be deleted in its entirety and replaced by Article 2.1.1 below.

2.1.1        Amount of Benefit.  The annual benefit under this Section 2.1 is $46,000 (Forty Six Thousand Dollars).  If the Executive works past Normal Retirement Age, this amount shall be increased each month by .67% from the Executive’s Normal Retirement Age to the Executive’s Normal Retirement Date.

Article 2.2.1 of the Agreement shall be deleted in its entirety and replaced by Article 2.2.1 below.

2.2.1        Amount of Benefit.  The annual benefit under Section 2.2 as set forth under Schedule A is the future value of the current year liability amount, in which Early Termination occurs, using an 8.5% discount rate compounded monthly, and payable as set forth in Section 2.2.2 herein.  The annual benefit shall be 0% vested prior to age 55.

Schedule A of the Agreement shall be deleted in its entirety and replaced by the attached First Amended Schedule A.

Article 4.1 of the agreement shall be deleted in its entirety and replaced by article 4.1 below.

4.1Beneficiary Designations.  The Executive shall designate a beneficiary by filing a written designation with the Company.  The Executive may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime.  The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any, and if none, to the Executive’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive’s estate.

IN WITNESS OF THE ABOVE, the Executive and the Company have agreed to this First Amendment.

Executive:	Company:

THE FULTON COUNTY NATIONAL BANK AND TRUST COMPANY

By
Alice Clark
Title

FIRST AMENDED SCHEDULE A

TO THE

THE FULTON COUNTY NATIONAL BANK AND TRUST COMPANY

SALARY CONTINUATION AGREEMENT

Alice Clark

	Early	Early
	Termination	Termination
Plan	Monthly	Annual
Year	Benefit	Benefit

1	0	0
2	0	0
3	0	0
4	0	0
5	0	0
6	0	0
7	0	0
8	0	0
9	0	0
10	0	0
11	0	0
12	0	0
13	0	0
14	0	0
15	0	0
16	0	0
17	0	0
18	0	0
19	0	0
20	0	0
21	0	0
22	$3,452	$41,427
23	$3,510	$42,123
24	$3,564	$42,763
25	$3,613	$43,351
26	$3,658	$43,891
27	$3,699	$44,387
28	$3,737	$44,843
29	$3,772	$45,262
30	$3,804	$45,646
31	$3,833	$46,000

THE FULTON COUNTY BANK AND TRUST COMPANY

SALARY CONTINUATION AGREEMENT

BENEFICIARY DESIGNATION

I designate the following as beneficiary of any death benefits under The Fulton County National Bank and Trust Company Salary Continuation Agreement:

Primary:

Contingent:

Note:  To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company.  I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Signature

Date

Accepted by the Company this day of , .

By

Title